Nutanix Appoints Gayle Sheppard to its Board of Directors

Experienced Technology and Business Leader Brings Deep Cloud Experience to Board

SAN JOSE, CA. – January 31, 2022 – Nutanix (NASDAQ: NTNX), a leader in hybrid multicloud computing, today announced that it has added Gayle Sheppard to its board of directors, effective January 28, 2022.

“As Nutanix continues to break down cloud silos to create simplicity and flexibility for our customers in the hybrid multicloud world, Gayle’s insight and experience in our industry will be highly valuable,” said Rajiv Ramaswami, President and CEO of Nutanix. “Gayle’s knowledge of public cloud along with her experience in growing businesses at scale are a perfect fit for our business. I very much look forward to working with her and will benefit from her counsel.”

Gayle Sheppard currently serves as Corporate Vice President and Head of Global Expansion and Digital Transformation for Microsoft Cloud and AI, where she is responsible for the vision, strategy, and long-range P&L for growing Microsoft’s global Cloud Services and working with customers who are implementing multiyear digital innovation and modernization strategies.

“Nutanix has their finger on the pulse of what customers want, the technology to fill the market need and the track record to deliver,” said Sheppard. “I am inspired by their customer loyalty and am truly looking forward to working with Rajiv and the rest of the Nutanix team to continue to build on their market leadership.”

Prior to her current role, Sheppard served as Corporate Vice President of Azure Data at Microsoft. Earlier in her career, she served as Vice President and General Manager of the Saffron AI/ML Division, Intel Corporation, and held various leadership positions at Saffron Technology, Inc., Peoplesoft, Inc., Ketera Technologies, Inc. and J.D. Edwards, Inc. She has founded, created, or contributed to start-up and Fortune 100 companies focused on Artificial Intelligence platforms, solutions in business and consumer markets, and digitization of business in a wide variety of industries. Sheppard is a graduate of the University of South Florida, where she received a B.S. in Business Administration with a focus in operations research and management science.

About Nutanix

Nutanix is a global leader in cloud software and a pioneer in hyperconverged infrastructure solutions, making clouds invisible, freeing customers to focus on their business outcomes. Organizations around the world use Nutanix software to leverage a single platform to manage any app at any location for their hybrid multicloud environments. Learn more at www.nutanix.com or follow us on social media @nutanix.

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